Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES A NEW DIRECTOR

RADNOR, PA (BusinessWire) July 24, 2007 – Penn Virginia Corporation (NYSE: PVA) today announced that William H. Shea, Jr. was elected to the Company’s Board of Directors.

Up until June 25, 2007, Mr. Shea was the Chairman, Chief Executive Officer and President of the general partner of Buckeye Partners, L.P. (NYSE: BPL), which owns and operates petroleum products pipeline systems and petroleum products terminals, and of the general partner of Buckeye GP Holdings, L.P. (NYSE: BGH), the owner of BPL’s general partner.

Mr. Shea held various managerial and executive positions during his tenure with Buckeye, which he joined in 1996. Prior to that, Mr. Shea worked for Union Pacific Corporation, UGI Development Company and Laidlaw Environmental Services, and as a teacher in the Baltimore public school system. Mr. Shea serves on the Board of Trustees of The Franklin Institute. He earned a B.A. from Boston College and an M.B.A. from the University of Virginia.

A. James Dearlove, Penn Virginia President and Chief Executive Officer, said, “Penn Virginia is very pleased to announce the addition of Mr. Shea to our Board of Directors. His energy industry and publicly traded partnership experiences will be valuable to the Company.”

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Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the Appalachian Basin, the Cotton Valley play in east Texas, the Selma Chalk play in Mississippi, the Mid-Continent region and the Gulf Coast of Louisiana and Texas. PVA also owns approximately 82 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal properties and related assets and the operator of a midstream natural gas gathering and processing business. For more information about PVA, please visit PVA’s website at www.pennvirginia.com.